Exhibit 10.1
TRANSITION AGREEMENT
AGREEMENT dated the 1st day of February 2018, between Harley‑Davidson, Inc., a Wisconsin corporation (the “Corporation”), and Michelle A. Kumbier (the “Executive”). Unless otherwise indicated, terms used herein and defined in Schedule A shall have the meanings assigned to them in Schedule A.
WHEREAS, the HDI Group desires to continue to attract and retain a highly-qualified and strong leadership team, consistent with achieving the best possible price for its stockholders in any transition period or change in ownership and control of the Corporation; and
WHEREAS, the Executive has specific duties and unique talents which are of benefit to the HDI Group both presently and in any transition period; and
WHEREAS, the HDI Group and the Executive desire that the Executive be free of any conflict of interest with regard to the performance of the Executive’s duties in evaluating any proposed change in ownership or control; and
WHEREAS, the Executive and the Corporation desire to enter into this Transition Agreement;
NOW, THEREFORE, it is agreed as follows
1.The HDI Group currently employs the Executive as the HDMC Chief Operating Officer, Harley‑Davidson, Inc., upon the terms and conditions currently reflected in the Executive’s personnel file or in various minutes of the Board.
2.    This Agreement shall become effective on the date hereof and shall terminate on the second anniversary of the occurrence of a Change of Control Event; provided, however, that no benefits shall be payable or accrue pursuant to this Agreement prior to the occurrence of a Change of Control Event.
3.    During the two year period following a Change of Control Event, so long as the Executive remains employed by the HDI Group, the Executive shall devote his or her full time, attention, and energies to the business of the HDI Group and shall not engage in any other business activity whether or not such business activity is pursued for gain, profit, or other pecuniary advantage; but this shall not be construed as preventing the Executive from (a) investing the Executive’s assets in such form or manner as will not materially affect the Executive’s ability to perform his or her duties and obligations to the HDI Group; or (b) continuing to serve as a director of any corporation of which he or she was a director immediately prior to the Change of Control Event. The Executive agrees that once a Change of Control Event occurs he or she will not voluntarily terminate his or her employment with the HDI Group until ten days after such Change of Control Event has occurred.

GENERAL FORM 1/2018

4.    The HDI Group agrees that following a Change of Control Event no termination of the Executive’s employment with the HDI Group will be effective, unless it provides the Executive ten days prior written notice of such termination; provided, however, that the Executive shall provide the HDI Group Employer with ten days prior written notice of any termination by the Executive of the Executive’s employment with the HDI Group. The Executive may waive the notice requirement for the HDI Group.
5.    The Executive recognizes and acknowledges that the list of the HDI Group’s customers, its product plans, forecasts and financial information, as well as other Confidential Information, as it may exist from time to time, is a valuable, special, and unique asset of the HDI Group’s business. The Executive shall not, except for the benefit of the HDI Group or as otherwise expressly authorized by the HDI Group, during or at any time within two (2) years after the termination of the Executive’s employment from the HDI Group, disclose any such information or any part thereof to any person, firm, corporation, association, or other entity, or use such information or any part thereof for any reason or purpose whatsoever, in either case under any circumstances in which such disclosure or use is reasonably likely to affect adversely the interests of the HDI Group in any country of the world in which the HDI Group then distributes its products. This Section is not intended to limit in any way the Executive’s independent obligation to preserve and not to misappropriate Trade Secrets of the HDI Group. In the event of a breach or threatened breach by the Executive of the provisions of this Section, the HDI Group shall be entitled to an injunction restraining the Executive from disclosing or using, in whole or in part, this information. The HDI Group will be free to pursue any other remedies as may in its discretion be deemed appropriate under the circumstances.
6.    Upon the happening of a Change of Control Event, the HDI Group agrees, while the Executive is employed hereunder, that the Executive shall be compensated at a level that is at least comparable in the aggregate to the Executive’s highest level of Compensation in effect during the 180-day period immediately prior to the Change of Control Event and in a manner that satisfies each of the following:
(a)    The Executive shall receive an annual base salary in cash equivalent of not less than the Executive’s highest annual base salary as in effect during the 180-day period immediately prior to the Change of Control Event, subject to any deferral election then in effect.
(b)    The Executive (and with respect to medical, dental and vision coverage, the Executive’s eligible dependents) shall be included in any and all employee benefit or fringe benefit plans, practices, policies or programs providing benefits for the HDI Group’s salaried employees in general, including but not limited to retirement, savings, group life insurance, hospitalization, medical, dental, vision, profit sharing and 401(k) plans, and in all plans, practices, policies or programs providing additional benefits to executives of the HDI Group of comparable status and position to the Executive, including but not limited to deferred compensation, split-dollar life insurance, supplemental retirement, pension restoration, stock option, stock appreciation, stock bonus and similar or comparable programs; provided, however, that, in no event shall the aggregate level of benefits under such plans, practices, policies or programs in which the Executive is included be less than the aggregate level of benefits under plans, policies, practices and programs of the HDI Group in which the Executive was participating at any time during the 180-day period immediately prior to the Change of Control Event. It is understood that if the Executive’s hire date is on or after August 1, 2006, then the HDI Group shall not be required to include the Executive in a qualified or non-qualified defined benefit, pension restoration or similar program unless such programs are made available to executives of the HDI Group whose date of hire occurred on or after August 1, 2006 and who are of comparable status and position to the Executive.
(c)    The Executive shall annually be entitled to not less than the amount of paid vacation and not fewer than the number of paid holidays to which the Executive was entitled annually at any time during the 180-day period immediately prior to the Change of Control Event or such greater amount of paid vacation and number of paid holidays as may be made available annually to other executives of the HDI Group of comparable status and position to the Executive.
(d)    The Executive shall be included in any annual or long-term or other bonus plan of the HDI Group which shall satisfy the standards described below (any such plan, the “Bonus Plan”). Bonuses under any such Bonus Plan shall be payable with respect to achieving such financial or other goals reasonably related to the business of the HDI Group as the HDI Group shall establish (the “Goals”), all of which Goals shall be attainable, prior to the second anniversary of the date of the Change of Control Event, with approximately the same degree of probability as the goals under any bonus plan or plans of the HDI Group as in effect at any time during the 180-day period immediately prior to the Change of Control Event (whether one or more, the “Prior Bonus Plan”). The amount of the bonus (the “Bonus Amount”) that the Executive is eligible to earn under any such Bonus Plan shall be no less than the amount of the Executive’s percentage of base salary available as incentive compensation (assuming performance at target) (the “Target Bonus Percentage”) provided in such Prior Bonus Plan, and in the event the Goals are not achieved such that the entire Target Bonus Percentage is not payable, any such Bonus Plan shall provide for a payment of a Bonus Amount equal to a portion of the Target Bonus Percentage reasonably related to that portion of the Goals which were achieved.
7.    Benefits Following an Eligible Termination.
In the event of Termination, the Executive shall be entitled, subject to the limitation set forth in Section 8 and subject to the Executive’s compliance with the requirement of Section 22 regarding the Executive’s execution of a release and waiver of claims, to the following benefits:
(%2)    Lump Sum Severance Payment.

The Executive shall be entitled to receive, in cash or cash equivalent on the first business day of the month following the month in which occurs the six month anniversary of the date of Termination, a lump-sum payment equal to the product of two multiplied by the sum of:

(i)    the Executive’s highest annual rate of base salary during the five-year period preceding Termination; and
(ii)    the Executive’s bonus opportunity (at target) for the year in which occurs the Change of Control Event.
(b)    Vesting of Certain Benefits.
At the time the ten days written notice prior to Termination is given:
(i)    the Executive will be fully and immediately vested in his or her accrued benefit and any minimum years of service or age requirement for vesting will be deemed to have been satisfied under any qualified or nonqualified pension, savings or other retirement programs that are maintained by the HDI Group and in which the Executive was entitled to participate at the time of the Change of Control Event or at any time prior to Termination, with the benefits under each such plan in which the Executive participates being distributed in accordance with the terms of the relevant plan; provided, however, that if the HDI Group reasonably concludes that it is unable to take the actions contemplated under this subparagraph (i) with respect to any plan that is intended to be qualified under Code Section 401(a) without violating the requirements of Code Section 401(a)(4) or any similar provision, then the Executive shall be entitled to receive, with respect to any such plan, a single sum payment equal to the account balance that the Executive forfeits under any defined contribution plan or the actuarial present value (determined using the interest and mortality assumption in effect under Code Section 417(e)(3), or any successor to such provision, on the date of Termination) of any accrued benefit that the Executive forfeits under any defined benefit plan as a result of not being fully vested at the time of Termination, with such payment to be made on the first business day of the month following the month in which occurs the six month anniversary of the date of Termination;
(ii)    all restricted stock or restricted stock unit awards made to the Executive pursuant to the Harley-Davidson, Inc. 2014 Incentive Stock Plan, as amended, or made pursuant to any successor or predecessor plan, including, without limitation, any plan of the HDI Group that is in effect following the date of the Change of Control Event, will be fully and immediately vested to the extent not already vested;
(iii)    all stock options or stock appreciation rights granted pursuant to the Harley‑Davidson, Inc. 2014 Incentive Stock Plan, as amended, or granted pursuant to any successor or predecessor plan, including, without limitation, any plan of the HDI Group that is in effect following the date of the Change of

Control Event, will be fully vested and will become immediately exercisable to the extent not already vested and exercisable;
(iv)    all performance or other awards granted to the Executive pursuant to any HDI long-term incentive plan, or granted pursuant to any successor plan, including, without limitation, any plan of the HDI Group that is in effect following the date of the Change of Control Event, if not already vested pursuant to the terms of such long-term incentive plan, will be fully and immediately vested, as if all performance requirements have been satisfied at the target level of performance, and with payment to the Executive to be made on the first business day of the month following the month in which occurs the six month anniversary of the date of Termination; and
(v)    the HDI Group Employer will pay to the Executive, on the first business day of the month following the month in which occurs the six month anniversary of the date of Termination, an amount in respect of any bonus under a short‑term incentive or other annual bonus plan of the HDI Group equal to the higher of (1) the Executive’s incentive compensation assuming performance at target for the fiscal year in which the date of Termination falls, or (2) the bonus the Executive received for the year prior to the Change of Control Event, which amount shall be pro‑rated by a fraction, the numerator of which is the number of days elapsed in the HDI Group’s fiscal year on the date of Termination and the denominator of which is 365.
(c)    Welfare Benefits.
The Executive will also receive:

(i)    A lump sum cash payment of $20,000 for the Executive’s use in securing outplacement services. The HDI Group will not provide any other form of outplacement assistance. If (or to the extent) that the payment is exempt from Code Section 409A or otherwise eligible for accelerated distribution in accordance with Section 1.409A-1(b) or Section 1.409A-3(j) of the Income Tax Regulations, payment will be made as soon as practicable following (and in any event within two and one-half months following the last day of the month in which occurs) the Executive’s date of Termination. Otherwise, the lump sum payment will be paid on the first business day of the month following the month in which occurs the six-month anniversary of the Executive’s date of Termination.
(ii)    A lump sum cash payment of $20,000 for the Executive’s use in securing financial planning assistance. The HDI Group will not provide any other form of financial planning assistance. If (or to the extent) that the payment is exempt from Code Section 409A or otherwise eligible for accelerated distribution in accordance with Section 1.409A-1(b) or Section 1.409A-3(j) of the Income Tax Regulations, payment will be made as soon as practicable following (and in any event within two and one-half months following the last day of the month in which occurs) the Executive’s date of Termination. Otherwise, the lump sum payment will be paid on the first business day of the month following the month in which occurs the six-month anniversary of the Executive’s date of Termination.
(iii)    For two years from the date of Termination, and provided that the Executive pays the applicable contribution amount required to be paid by similarly-situated active employees for such coverage, continued coverage under HDI Group medical, dental, vision and life insurance benefit plans, including executive life insurance (but not disability coverage or continued coverage under any other benefit plan); provided, however, that any period of continued medical, dental or vision coverage pursuant to this provision shall be credited against (reduce) the maximum period of continuation coverage that the Executive (or any other qualified beneficiary with respect to the Executive) is permitted to elect in accordance with COBRA, or any successor provision thereto; and provided further, that in the event of the Participant’s death after Termination, for a period of one year following the Executive’s date of death (but in no event more than two years following the date of Termination), the HDI Group shall provide continued coverage under the HDI Group hospital, medical, dental and vision plans for the Executive’s covered dependents, but all other welfare benefit plan coverage shall cease. For purposes of this subparagraph (iii), if medical, dental, or vision coverage or benefits are provided under a plan that is subject to Code Section 105(h), then, for any period of coverage following the end of the COBRA continuation period, the benefits payable under such plan shall comply with the requirements of Sections 1.409A-3(i)(1)(A) and (B) of the Income Tax Regulations (or any successor thereto) and, if and to the extent necessary, the HDI Group shall amend such plan to comply therewith. Also, with respect to the first six months following the Termination during which the Executive’s life insurance coverage is extended under this subparagraph (iii), if the premiums payable by the HDI Group for group life insurance coverage during such period and the portion of the premiums payable during such period that represents current life insurance protection (as determined in accordance with Internal Revenue Service requirements) for the Executive under a split-dollar insurance arrangement, in the aggregate (the “Life Insurance Coverage Value”) exceed the amount of the “limited payments” exemption set forth in Section 1.409A-1(b)(9)(v)(B) of the Income Tax Regulations (or any successor thereto), then, to the extent required to comply with Code Section 409A, the Executive, in advance, shall pay the HDI Group an amount equal to the Life Insurance Coverage Value, and promptly following the end of such six month period, the HDI Group Employer shall make a cash payment to the Executive equal to the amount paid to the HDI Group by the Executive. Thereafter such life insurance coverage shall be provided at the expense of the HDI Group for the remainder of the period specified above.
(d)    Payment of Accrued Compensation.

The Executive shall also be entitled to all amounts earned or accrued through the date of Termination but not paid as of such date, including base salary, reimbursement for reasonable and necessary expenses incurred by the Executive on behalf of the HDI Group during the period ending on the date of Termination, vacation pay, and sick leave (collectively, “Accrued Compensation”). All Accrued Compensation shall be paid to the Executive within ten (10) days following Termination.

(e)    Continuation of Section 409A Elections.
Notwithstanding anything in Paragraphs (a) through (g) to the contrary, Termination does not affect deferral or distribution elections that the Executive may have in place with respect to the payment of any benefits that are subject to Code Section 409A, and payment of such amounts will be made pursuant to the terms of the applicable plan or program under which the deferral election was made.

(f)    Death of the Executive.
If the Executive dies prior to the payments of amounts due to the Executive under this Agreement, then the amounts that otherwise would have been paid to the Executive will be paid, as soon as practicable following the Executive’s death, to the Executive’s estate.

(g)    Agreement Not a Guarantee of Employment.
Nothing in this Agreement shall be construed to prevent the HDI Group Employer or the Board from terminating the Executive’s employment under this Agreement either for Cause or without Cause or to prevent the Executive from terminating the Executive’s employment under this Agreement either for Good Reason or without Good Reason. A termination by the HDI Group Employer for Cause or a termination by the Executive without Good Reason shall relieve the HDI Group of its obligation to make any payments under this Agreement, except for the Accrued Compensation and those that may be payable under then existing employee benefit programs. For the Executive to be terminated for Cause, the existence of Cause must be determined by a written resolution adopted by the affirmative vote of not less than two‑thirds of all the Continuing Directors, excluding for this purpose the Executive, or in the event there are no Continuing Directors, by a unanimous vote of all of the directors of the Board, at a meeting duly called and held for that purpose after reasonable notice to the Executive and opportunity for the Executive and his or her counsel to be heard. Any such determination shall require that the Continuing Directors (or the entire Board) find that in their reasonable good faith judgment the conduct which was the basis for the hearing in fact occurred and is sufficient to warrant a termination for Cause.

8.    Payment Limitation.

(a)    Notwithstanding any other provision of this Agreement, if any portion of the payments or benefits under this Agreement, or under any other agreement with or plan of the HDI Group (in the aggregate, the “Total Payments”), would constitute an “excess parachute payment” that is subject to the tax imposed by Code Section 4999, then the Total Payments to be made to the Executive shall be reduced such that the value of the aggregate Total Payments that the Executive is entitled to receive shall be One Dollar ($1) less than the maximum amount which the Executive may receive without becoming subject to the tax imposed by Code Section 4999; provided that the foregoing reduction in the amount of Total Payments shall not apply if the after-tax value to the Executive of the Total Payments prior to reduction in accordance with this Paragraph (a) (including the tax imposed by Code Section 4999) is greater than the after-tax value to the Executive if the Total Payments are reduced in accordance with this Paragraph (a).
(b)    For purposes of this Section, the terms “excess parachute payment” and “parachute payments” shall have the meanings assigned to them in Code Section 280G, and such “parachute payments” shall be valued as provided therein. Present value shall be calculated in accordance with Code Section 280G(d)(4). The Executive and the HDI Group Employer, at the HDI Group Employer’s expense, shall obtain the opinion (which need not be unqualified) of nationally recognized tax counsel (“National Tax Counsel”) selected by the HDI Group Employer’s independent auditors and acceptable to the Executive, which opinion sets forth:
(i)    the amount of the Base Period Income,
(ii)    the amount and present value of the Total Payments,
(iii)    the amount and present value of any excess parachute payments determined without regard to the limitations of this Section 8,
(iv)    the after-tax value of the Total Payments if the reduction in Total Payments contemplated under Paragraph (a) of this Section 8 did not apply, and
(v)    the after-tax value of the Total Payments taking into account the reduction in Total Payments contemplated under Paragraph (a) of this Section 8.
(c)    The term “Base Period Income” means an amount equal to the Executive’s “annualized includible compensation for the base period” as defined in Section 280G(d)(1) of the Code (or any successor provision). For purposes of such opinion of National Tax Counsel, the value of any noncash benefits or any deferred payment or benefit shall be determined by the HDI Group Employer’s independent auditors in accordance with the principles of Code Sections 280G(d)(3) and (4), which determination shall be evidenced in a certificate of such auditors addressed to the HDI Group Employer and the Executive. For purposes of determining the after-tax value of the Total Payments, the Executive shall be deemed to pay federal income taxes and employment taxes at the highest marginal rate of federal income and employment taxation on the date on which the determination is being made and state and local income taxes at the highest marginal rates of taxation in the state and locality of the Executive’s domicile for income tax purposes on the date on which the determination is being made, net of the maximum reduction in federal income taxes that may be obtained from deduction of such state and local taxes. The opinion of National Tax Counsel shall be dated as of the date of Termination and addressed to the HDI Group Employer and the Executive and shall be binding upon the HDI Group Employer and the Executive. If such opinion determines that there would be an excess parachute payment and that the after-tax value of the Total Payments taking into account the reduction contemplated under Paragraph (a) of this Section 8 is greater than the after-tax value of the Total Payments if the reduction in the Total Payments contemplated under Paragraph (a) of this Section 8 did not apply, then the payments and benefits hereunder or any other payment or benefit determined by such counsel to be includible in the Total Payments shall be reduced or eliminated so that under the bases of calculations set forth in such opinion there will be no excess parachute payment. If such National Tax Counsel so requests in connection with its opinion, the Executive and the HDI Group Employer shall obtain, at the HDI Group Employer’s expense, and the National Tax Counsel may rely on in providing the opinion, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by the Executive. If the provisions of Code Sections 280G and 4999 are repealed without succession, then this Section 8 shall be of no further force or effect.
9.    The Executive agrees that for a period of two (2) years from Termination, regardless of whether the termination of the Executive’s employment is voluntary or involuntary or the reason therefor, she will not directly or indirectly recruit, solicit or induce, or assist in any manner in the recruitment, solicitation or inducement of, any employee of the HDI Group whom the Executive directly or indirectly supervised or about whom the Executive received Confidential Information, in either event during any part of the two years preceding Termination, to accept any employment, consulting, contracting or other confidential relationship with a Competitive Business, as defined in Section 10, below. The Executive shall contact the Vice President, Human Resources for the Corporation for confirmation of the expectations set forth in this Section if the Executive has any concern that any of the Executive’s proposed actions may be considered a violation of this Section. Any understanding between the Executive and the Vice President, Human Resources detailing specific conduct permitted under this Section 9 shall be binding on the Corporation only if it is reduced to writing and signed by both parties. If the Executive breaks the covenant set forth in this Section and/or any additional written understanding as set forth above, then the Executive will reimburse the Corporation for the benefits provided under Section 7.
10.    The Executive further agrees that, during the twenty-four (24) month period following Termination, regardless of whether Termination is voluntary or involuntary or the reason therefor, the Executive shall not on behalf of or in connection with any Competitive Business accept or perform any employment or service or provide any assistance, whether as an employee, consultant, contractor, agent, officer, director, investor, member or otherwise, in any position or capacity in which the Executive’s knowledge of the HDI Group’s Confidential Information or Trade Secrets of the HDI Group or personal association with the goodwill of the

HDI Group could reasonably be considered useful. In this regard, the parties expressly agree that, by virtue of her prior, high-level duties for the HDI Group, the foregoing necessarily and at a minimum precludes the Executive from holding a senior level executive position relating to motorcycles for a Competitive Business. “Competitive Business” as used in this Agreement means any person, firm, corporation, or entity of any type other than the HDI Group that: (a) is engaged in developing, making, marketing or selling: (i) two- or three-wheeled motorcycles; (ii) motorcycle parts, motorcycle accessories, and/or motorcycle clothing; or (iii) other motorcycle-related or motorcycle brand-identified products or services; and (b) markets or sells, or attempts, intends, or is reasonably expected to market or sell, directly or indirectly such as through a dealer or dealer network, any of these products or services in any Prohibited Territory. Examples of a Competitive Business provided for the Executive’s convenience and subject to change in an evolving marketplace include, but are not limited to the following: KTM AG; Husqvarna Motorcycles GmbH; Royal Enfield; Erik Buell Racing LLC; MV AGUSTA Motor S.p.A.; Parts Unlimited; Tucker Rocky Distributing; Polaris Industries, Inc.; Victory Motorcycles; Indian Motorcycle Company; Triumph Motorcycles Ltd.; Honda Racing Corporation; Yamaha Motor Co., Ltd.; Suzuki Motor Corporation; Kawasaki Motorcycle & Engine Company; Zero Motorcycles, Inc.; Brammo, Inc.; BMW Motorrad; Bombardier Recreational Products Inc.; Bajaj Auto Limited; TVS Motor Company Ltd.; The Hero Group, Ltd.; and Ural Motorcycles. Tesla, Inc. would be another example of a Competitive Business if Tesla is engaged in developing, manufacturing, marketing or selling a two- or three-wheeled motorcycle and/or related products or services. This non-exhaustive list of examples of competitive businesses does not limit the scope of the definition of Competitive Business provided above. “Prohibited Territory” shall mean any country in which the HDI Group, at any time during the twenty-four (24) months preceding the date of Termination: (a) directly or indirectly, such as through a dealer network, marketed or sold its motorcycles or motorcycle-related products or services, or (b) had documented plans to market or sell, directly or indirectly, its motorcycles or motorcycle-related products or services (unless such plans have been abandoned). The Executive further agrees:
a. If the Executive fails to comply with this noncompete covenant, the Corporation will suffer irreparable harm and shall be entitled to an immediate injunction requiring the Executive’s strict compliance with this covenant.
b. If the Executive breaks the covenant set forth in this Section and/or any additional written understanding as set forth below in Subsection 10.e., then the Executive will reimburse the Corporation for the benefits provided under Section 7. The Executive further promises that in the event the Executive violates the noncompete covenant above, the Executive shall pay the Corporation a sum of $10,000 for every occasion that the Executive engages in any conduct that fails to comply with this covenant. The Executive agrees that this covenant is a material consideration for the Corporation’s willingness to enter into this Agreement and that the repayment of such monies in the event of a breach is a reasonable estimate of damages.
c. In the event that a court of competent jurisdiction determines that any aspect of this covenant not to compete is unenforceable, then the parties agree that this

Agreement has failed of its essential purpose, that it would be inequitable for the Executive to retain the benefits provided under Section 7, and that the court should require the Executive to immediately reimburse the Corporation for all the benefits provided under Section 7.
d. The Executive shall provide reasonable advance written notice to the current or acting Vice President, Human Resources for the Corporation before the Executive becomes otherwise employed or performs any services for any person, firm, corporation or entity during the non-compete period (i.e., through the twenty-four (24) month period following Termination).
e. The Executive shall contact the Vice President, Human Resources for the Corporation for confirmation of the expectations set forth in this Section if the Executive has any concern that any of the Executive’s actions may be considered a violation of this Section. Any understanding between the Executive and the Vice President, Human Resources detailing specific conduct permitted under this Section shall be reduced to writing and signed by both parties.

11.    Any dispute or controversy arising under or in connection with this Agreement, other than an action to enforce the provisions of Sections 5, 9 and/or 10 of this Agreement or to protect trade secrets of the HDI Group, shall be settled exclusively by arbitration in Milwaukee, Wisconsin or, at the option of the Executive, in the county where the Executive resides, in accordance with the Rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Executive and the HDI Group hereby irrevocably waive any right either of them may have to a trial by jury of any claim arising under or in connection with this Agreement. Executive hereby consents and agrees to submit to the exclusive personal and subject matter jurisdiction and venue of the Wisconsin Circuit Court for Milwaukee County with respect to any action to enforce the provisions of Sections 5, 9 and/or 10 of this Agreement or to protect trade secrets of the HDI Group.
12.    The HDI Group shall pay or reimburse all costs and expenses, including attorneys’ fees and disbursements, of the HDI Group and, at least monthly, the Executive in connection with any legal services or proceedings (including, but not limited to, arbitration), whether or not instituted by the HDI Group or the Executive, relating to the interpretation or enforcement of any provision of this Agreement. The HDI Group also agrees to pay prejudgment interest on any money judgment obtained by the Executive as a result of such proceedings, calculated at the reference rate or prime rate, as the case may be, of US Bank Milwaukee, National Association, Milwaukee, Wisconsin (or any successor thereto) as in effect from time to time from the date that payment should have been made to the Executive under this Agreement. Notwithstanding anything to the contrary, to comply with Code Section 409A, the Executive must timely submit any such cost of expense for reimbursement so that it can be reimbursed no later than the end of the calendar year following the calendar year in which the expense was incurred; no reimbursement can be made after that time.

13.    This Agreement shall be binding upon, inure to the benefit of and be enforceable by the HDI Group and the Executive and their respective heirs, legal representatives, successors and assigns. If the HDI Group or any member of the HDI Group shall be merged into or consolidated with another entity, the provisions of this Agreement shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation. The HDI Group will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the HDI Group or the HDI Group Employer, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the HDI Group would be required to perform it if no such succession had taken place. The provisions of this Section 13 shall continue to apply to each subsequent employer of the Executive hereunder in the event of any subsequent merger, consolidation or transfer of assets of such subsequent employer. From and after the date of any such purchase, merger, consolidation, transfer of assets or other transaction, the term HDI Group as used in this Agreement shall also include any such person or entity that is the successor or subsequent employer for purposes of this Section 13, or which otherwise becomes bound by the terms and provisions of this Agreement by operation of law.
14.    The HDI Group Employer will indemnify the Executive against expenses (including attorney’s fees), amounts paid in settlement (whether with or without court approval), judgments and fines actually and reasonably incurred by him or her in connection with a threatened or actual action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the HDI Group, and with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe that his or her conduct was unlawful, if he or she becomes a party to, or is threatened with, a pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigation (if not by or in the right of the HDI Group Employer) by reason of the fact that he or she is or was a director, officer, employee or agent of the HDI Group or is or was serving at the request of the HDI Group as a director, officer, employee or agent or in any other capacity or in another corporation, or a partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or not taken by him while acting in any such capacity, to the fullest extent permitted by the HDI Group Employer’s Articles of Incorporation and By‑Laws. Notwithstanding anything to the contrary, to comply with Code Section 409A, the Executive must timely submit any such cost or expense for reimbursement so that it can be reimbursed no later than the end of the calendar year following the calendar year in which the item was incurred; no reimbursement can be made after that time.
15.    Any provision of this Agreement which is held to be unenforceable or invalid in any respect in any jurisdiction shall be ineffective in such jurisdiction to the extent that it is unenforceable or invalid without affecting the remaining provisions hereof, which shall continue in full force and effect. The unenforceability or invalidity of a provision of this Agreement in one jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

16.    This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin applicable to contracts made and to be performed therein, without regard to conflict of law principles.
17.    This instrument contains the entire agreement of the parties, and supersedes any earlier agreement between them, relative to a transition period or termination in the event of a Change of Control Event. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought. Notwithstanding anything in this Agreement to the contrary, the Corporation may unilaterally amend this Agreement prior to the occurrence of a Change of Control Event to make changes that the Corporation reasonably determines are necessary or appropriate for purposes of causing this Agreement to comply with the requirements of Code Section 409A and regulations proposed or promulgated thereunder, so long as the Corporation makes the same changes to corresponding agreements to which other Corporation executives are parties.
18.    The Executive shall not be required to mitigate damages or the amount of any payment to the Executive provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Executive as a result of employment by another employer after Termination.
19.    If the Executive is also a participant in the Harley-Davidson, Inc. Executive Severance Plan (“Executive Severance Plan”) (or any similar plan or agreement) with the Corporation (or an Affiliate) upon the occurrence of a Change of Control Event (whether such Executive Severance Plan or similar plan or agreement was entered into or amended prior to or after the date of this Agreement), then the Executive’s rights and obligations upon a termination of Executive’s employment during the term of this Agreement will be governed by this Agreement rather than the Executive Severance Plan or similar plan or agreement.
20.    The HDI Group shall be entitled to withhold from amounts to be paid to the Executive hereunder any federal, state or local withholding or other taxes or charges which it is from time to time required to withhold; provided, that the amount so withheld shall not exceed the minimum amount required to be withheld by law. In addition, if prior to the date of payment of the benefits hereunder, the Federal Insurance Contributions Act (FICA) tax imposed under Sections 3101, 3121(a) and 3121(v)(2), where applicable, becomes due, the HDI Group may provide for an immediate payment of the amount needed to pay the Executive’s portion of such tax (plus an amount equal to the income taxes that will be due on such amount) and the Executive’s remaining benefits under this Agreement shall be reduced accordingly. The HDI Group shall be entitled to rely on an opinion of nationally recognized tax counsel if any question as to the amount or requirement of any such withholding shall arise.
21.    In the event that neither the Corporation nor any Affiliate has outstanding any stock which is publicly traded on an established securities market or otherwise, any references in this Agreement to distribution being made on the first day of the month following the month in which occurs the six-month anniversary of the date of Termination shall automatically be modified to provide for distribution within ten days following the date of Termination.
22.    As a condition of reviewing benefits hereunder following a Termination, the Executive must execute (and not revoke) a release and waiver of claims in a form acceptable to the HDI Group.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
HARLEY-DAVIDSON, INC.

By:
/s/     Matthew Levatich

ATTEST:

/s/    Tchernavia Rocker

EXECUTIVE:

/s/    Michelle Kumbier

Schedule A
CERTAIN DEFINITIONS
As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated. Additional terms are defined in the Agreement.
“AFFILIATE” means each corporation, trade or business that, with the Corporation, constitutes a controlled group of corporations or group of trades or businesses under common control within the meaning of Code Sections 414(b) or (c), applied by substituting “at least 50 percent” for “at least 80 percent” each place it appears.
“BOARD” means the Corporation’s board of directors.
“CAUSE” means the commission by the Executive of one or more acts for which the Executive is convicted of a felony under United States federal, state or local criminal law, or willful and gross misconduct on the part of the Executive that is materially and demonstrably detrimental to the HDI Group taken as a whole.
“CHANGE OF CONTROL EVENT” means any one of the following: (a) the Continuing Directors no longer constitute at least two-thirds (2/3) of the directors of the Board; (b) any person or group of persons (as defined in Rule 13d‑5 under the Securities Exchange Act of 1934, as amended), together with its affiliates, become the beneficial owner, directly or indirectly, of twenty percent (20%) or more of the Corporation’s then outstanding Common Stock or twenty percent (20%) or more of the voting power of the Corporation’s then outstanding securities entitled generally to vote for the election of the Corporation’s Directors; (c) the consummation of the merger or consolidation of the Corporation with any other corporation, the sale of substantially all of the assets of the Corporation, or the liquidation or dissolution of the Corporation, unless, in the case of a merger or consolidation, the then Continuing Directors in office immediately prior to such merger or consolidation will constitute at least two-thirds (2/3) of the directors constituting the board of directors of the surviving corporation of such merger or consolidation and any parent (as such term is defined in Rule 12b‑2 under the Securities Exchange Act of 1934, as amended) of such corporation; or (d) at least two-thirds (2/3) of the then Continuing Directors in office immediately prior to any other action proposed to be taken by the Corporation’s stockholders or by the Board determines that such proposed action, if taken, would constitute a change of control of the Corporation and such action is taken.
“CODE” means the Internal Revenue Code of 1986, as amended.
“COMPENSATION” means the sum of all remuneration to which the Executive is entitled, including, but not limited to salary, participation in HDI Group bonus and benefit plans, programs or arrangements and awards under any HDI Group bonus plans, long-term incentive compensation plans, stock option plans, restricted stock plans or any other deferred compensation plans that the HDI Group Employer maintained or adopted prior to the Change of Control Event, the use of automobiles or vehicles (or allowances in respect thereof), and all amounts in respect of club, association or similar fees and dues covering the Executive. In the event that the HDI Group cannot provide the Executive with one or more benefits which it is obligated to provide to the Executive, pursuant to this Agreement, under its employee benefit plans, programs or arrangements then the HDI Group shall provide the Executive with equivalent benefits at the expense of the HDI Group Employer.
“CONFIDENTIAL INFORMATION” means any information that is not generally known outside the HDI Group relating to any phase of business of the HDI Group, whether existing or foreseeable, including information conceived, discovered or developed by the Executive. Confidential Information includes, but is not limited to: project files, product designs, drawings, sketches and processes; production characteristics; testing procedures and results thereof; manufacturing methods, processes, techniques and test results; plant layouts, tooling, engineering evaluations and reports; business plans, financial statements and projections; operating forms (including contracts) and procedures; payroll and personnel records; non-public marketing materials, plans and proposals; customer lists and information, and target lists for new clients and information relating to potential clients; software codes and computer programs; training manuals; policy and procedure manuals; raw materials sources, price and cost information; administrative techniques and documents; and any information received by the HDI Group under an obligation of confidentiality to a third party.
“CONTINUING DIRECTOR” means any individual who is either (i) a member of the Board on the date hereof or (ii) a member of the Board whose election or nomination to the Board was approved by a vote of at least two‑thirds of the Continuing Directors (other than a person whose election was as a result of an actual or threatened proxy or other control contest).
“CORPORATION” means Harley‑Davidson, Inc., a Wisconsin corporation, or any successor thereto.
“GOOD REASON” means the occurrence of any one of the following events, as determined by the Executive in good faith:
(a) any breach of this Agreement by the Corporation, including specifically any breach by the Corporation of its agreement contained in Section 6, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith that the Corporation remedies promptly after receipt of notice thereof given by the Executive;
(b) any reduction in the Executive’s base salary, percentage of base salary available as incentive compensation or benefits, in each case relative to those most favorable to the Executive in effect at any time during the 180-day period prior to the Change of Control Event or, to the extent more favorable to the Executive, those in effect after the Change of Control Event;
(c) a material adverse change, without the Executive’s prior written consent, in the Executive’s working conditions or status with the Corporation or the HDI Group Employer from such working conditions or status in effect during the 180-day period prior to the Change of Control Event or, to the extent more favorable to the Executive, those in effect after the Change of Control Event, including but not limited to (i) a material change in the nature or scope of the Executive’s titles, authority, powers, functions, duties, reporting requirements or responsibilities, or (ii) a material reduction in the level of support services, staff, secretarial and other assistance, office space and accoutrements, but excluding for this purpose an isolated, insubstantial and inadvertent event not occurring in bad faith that the Corporation remedies promptly after receipt of notice thereof given by the Executive;
(d) the relocation of the Executive’s principal place of employment to a location more than 50 miles from the Executive’s principal place of employment on the date 180 days prior to the Change of Control Event;
(e) the HDI Group Employer requires the Executive to travel on employer business to a materially greater extent than was required during the 180‑day period prior to the Change of Control Event; or
(f) failure by the Corporation to obtain the agreement referred to in Section 13 as provided therein;
Provided, however, that any such event occurs following the Change of Control Event. In the event of a dispute regarding whether the Executive terminated the Executive’s employment for “Good Reason” in accordance with this Agreement, no claim by the Corporation that such termination does not constitute a Termination shall be given effect unless the Corporation establishes by clear and convincing evidence that such termination does not constitute a Termination. Any election by the Executive to terminate the Executive’s employment for Good Reason shall not be deemed a voluntary termination of employment by the Executive for purposes of any other employee benefit or other plan.
“HDI GROUP” means Harley‑Davidson, Inc. and its Affiliates.
“HDI GROUP EMPLOYER” means the member of the HDI Group that employed the Executive immediately prior to the Change of Control Event.
“SEPARATION FROM SERVICE” means the date on which the Executive separates from service (within the meaning of Code Section 409A) from the HDI Group. A Separation from Service occurs when the HDI Group and the Executive reasonably anticipate that no further services will be performed by the Executive for the HDI Group after that date or that the level of bona fide services the Executive will perform after such date as an employee of the HDI Group will permanently decrease to no more than 20% of the average level of bona fide services performed by the Executive (whether as an employee or independent contractor) for the HDI Group over the immediately preceding 36-month period (or such lesser period of services). The Executive is not considered to have incurred a Separation from Service if the Executive is absent from active employment due to military leave, sick leave or other bona fide reason if the period of such leave does not exceed the greater of (i) six months, or (ii) the period during which the Executive’s right to reemployment by the HDI Group is provided either by statute or by contract; provided that if the leave of absence is due to a medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than six months, where such impairment causes the Executive to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, the leave may be extended for up to 29 months without causing the Executive to have incurred a Separation from Service.
“TERMINATION” means a termination of the Executive’s employment with the HDI Group while this Agreement is in effect, if such termination constitutes a Separation from Service and such termination satisfies either Paragraph (a) or (b) below:
(a)    any termination by the HDI Group of the Executive’s employment following the occurrence of any Change of Control Event, other than termination of the Executive’s employment for Cause or as a result of the death of the Executive; or
(b)    any termination by the Executive of the Executive’s employment for Good Reason following the occurrence of a Change of Control Event.
“TRADE SECRETS” means any information, including any data, plan, drawing, specification, pattern, procedure, method, computer data, system, program or design, device, list, tool, or compilation, that relates to the present or planned business of the HDI Group and which: (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means to, other persons who can obtain economic value from their disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain their secrecy. To the extent that the foregoing definition is inconsistent with a definition of "trade secret" under applicable law, the latter definition shall control.